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EXHIBIT 11.1

                         VARI-LITE INTERNATIONAL, INC.

                     COMPUTATION OF INCOME PER COMMON SHARE

                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998
                        (IN THOUSANDS EXCEPT SHARE DATA)

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
                                                                                             1997        1998
                                                                                          ----------  ----------
Income (loss) before extraordinary loss and cumulative effect of accounting change......  $    4,329  $   (2,690)
Net income (loss).......................................................................  $    4,329  $   (3,622)
Weighted average shares outstanding.....................................................   5,799,328   7,712,332
Dilutive effect of stock warrants after application of treasury stock method............      19,473      --
Shares used in calculating diluted income per share.....................................   5,818,801   7,712,332
Basic income (loss) per share before extraordinary loss and cumulative effect of change
  in accounting principle...............................................................  $     0.75  $    (0.35)
Diluted income (loss) per share before extraordinary loss and cumulative effect of
  change in accounting principle........................................................  $     0.74  $    (0.35)
Basic net income (loss) per share.......................................................  $     0.75  $    (0.47)
Diluted net income (loss) per share.....................................................  $     0.74  $    (0.47)
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